UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

The RealReal, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

88339P101
(CUSIP Number)

November 11, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88339P101	13G	Page 1 of 12 pages

1	NAMES OF REPORTING PERSONS Great Hill Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO (Limited liability company)

CUSIP No. 88339P101	13G	Page 2 of 12 pages

1	NAMES OF REPORTING PERSONS Great Hill Equity Partners V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 88339P101	13G	Page 3 of 12 pages

1	NAMES OF REPORTING PERSONS GHP V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO (Limited liability company)

CUSIP No. 88339P101	13G	Page 4 of 12 pages

1	NAMES OF REPORTING PERSONS Great Hill Partners GP V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 88339P101	13G	Page 5 of 12 pages

1	NAMES OF REPORTING PERSONS Christopher S. Gaffney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 88339P101	13G	Page 6 of 12 pages

1	NAMES OF REPORTING PERSONS John G. Hayes
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 88339P101	13G	Page 7 of 12 pages

1	NAMES OF REPORTING PERSONS Michael Andrew Kumin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 182,404
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 182,404
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 182,404
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 88339P101	13G	Page 8 of 12 pages

1	NAMES OF REPORTING PERSONS Mark D. Taber
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 88339P101	13G	Page 9 of 12 pages

1	NAMES OF REPORTING PERSONS Matthew T. Vettel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 88339P101	13G	Page 10 of 12 pages

Item 1.

(a)    Name of Issuer: The RealReal, Inc. (the “Issuer”).

(b)   Address of the Issuer’s Principal Executive Offices: 55 Francisco Street, Suite 600, San Francisco, CA.

Item 2.

(a)    Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Great Hill Equity Partners V, L.P.

Great Hill Investors, LLC

GHP V, LLC

Great Hill Partners GP V, L.P.

Christopher S. Gaffney

John G. Hayes

Mark D. Taber

Matthew T. Vettel

Michael Andrew Kumin

(b)   Address of Principal Business Office: The principal business address of each of the Reporting Persons is c/o Great Hill Partners, L.P., 200 Clarendon Street, 29th floor, Boston, MA 02116.

(c)   Citizenship:

Great Hill Equity Partners V, L.P.	Delaware limited partnership

Great Hill Investors, LLC	Massachusetts limited liability company

GHP V, LLC	Delaware limited liability company

Great Hill Partners GP V, L.P.	Delaware limited partnership

Christopher S. Gaffney	U.S. citizen

John G. Hayes	U.S. citizen

Mark D. Taber	U.S. citizen

Matthew T. Vettel	U.S. citizen

Michael Andrew Kumin	U.S. citizen

(d)  Title and Class of Securities: Common stock, $0.00001 par value (“Common Stock”).

(e)   CUSIP Number: 88339P101

CUSIP No. 88339P101	13G	Page 11 of 12 pages

Item 3.      If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.      Ownership:

(a) – (b)

This amendment to Schedule 13G is being filed on behalf of the Reporting Persons to report that, as of November 11, 2020, the Reporting Persons do not beneficially own any Common Stock, other than Michael Kumin, who may be deemed to beneficially own the shares described in Item 4(c)(i)-(iv) below, or 0.2% of the Common Stock of the Issuer based on 88,577,407 shares of Common Stock outstanding as of November 1, 2020 as reported on the Issuer’s quarterly report on Form 10-Q filed November 10, 2020.

(c)	Number of shares as to which such person has:

	(i)	sole power to vote or to direct the vote: 182,404

	(ii)	shared power to vote or to direct the vote: 0

	(iii)	sole power to dispose or to direct the disposition of: 182,404

	(iv)	shared power to dispose or to direct the disposition of: 0

Item 5.      Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8.      Identification and Classification of Members of the Group:

Not applicable.

Item 9.      Notice of Dissolution of Group:

Not applicable.

Item 10.    Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 20, 2020

Great Hill Investors, LLC

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

Great Hill Equity Partners V, L.P.

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

Great Hill Partners GP V, L.P.

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

GHP V, LLC

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

Christopher S. Gaffney

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

John G. Hayes

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

Michael ANDREW Kumin

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

Mark D. Taber

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

Matthew T. Vettel

By:	/s/ John S. Dwyer
Name: John S. Dwyer
Title: Attorney-in-fact

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement (incorporated by reference to the Schedule 13G filed by the Reporting Persons on February 14, 2020).